UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2009

CompuCredit Corporation

(Exact name of registrant as specified in its charter)

Georgia	000-25751	58-2336689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Five Concourse Parkway, Suite 400, Atlanta, Georgia 30328

(Address of principal executive offices)

Registrant’s telephone number, including area code: 770-828-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 30, 2009, CompuCredit Corporation (“CompuCredit”) completed its holding company reorganization (the “Reorganization”). In the Reorganization, CompuCredit, a Georgia corporation, became a wholly owned subsidiary of CompuCredit Holdings Corporation (“Holdings”), a Georgia corporation. The Reorganization was effected through a merger pursuant to an Agreement and Plan of Merger, dated as of June 2, 2009, by and among CompuCredit, Holdings and CompuCredit Merger Sub, Inc. As a result of the Reorganization, each outstanding share of CompuCredit common stock was automatically converted into one share of Holdings common stock. Holdings is incorporated in the State of Georgia, as is CompuCredit. The rights of shareholders of Holdings are generally governed by Georgia law and Holdings’ articles of incorporation and bylaws, which are the same in all material respects as those for CompuCredit. Therefore, the rights of a Holdings shareholder are substantially similar as to the rights of a CompuCredit shareholder. The Reorganization is described in more detail in the Proxy Statement/Prospectus, filed by Holdings with the Securities and Exchange Commission on June 8, 2009. This description is incorporated by reference herein.

Holdings common stock commenced trading on the NASDAQ Global Select Market on July 1, 2009 under the symbol “CCRT,” the same symbol under which CompuCredit common stock was previously listed and traded. As a result of the Reorganization, CompuCredit common stock is no longer publicly traded.

Item 3.03.	Material Modification to Rights of Security Holders.

The disclosure in Item 3.01 is incorporated into this Item 3.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUCREDIT CORPORATION

Dated: July 7, 2009	By:	/s/ Richard R. House, Jr.
	Name:	Richard R. House, Jr.
	Title:	President